Exhibit 10

                          AMENDMENT TO
           EMPLOYMENT AND SEVERANCE BENEFITS AGREEMENT

     THIS AMENDMENT (the "Amendment"), by and between Chesapeake Forest Products Company (The "Company"), and Jack C. King (the "Employee") to the Employment and Severance Benefits Agreement dated as of February 27, 1997 by and between the Company and the Employee (the "Agreement").

     WHEREAS, the Company and the Employee entered into the Agreement and the Company and the Employee now desire to amend the Agreement.

     NOW, THEREFORE, in consideration of the promises and mutual covenants and agreement set forth in this Amendment the parties agree as follows:

     1. A new Section 6 (d) is added to the Agreement as set forth below:

          (d)The Company further agrees that if, during the two year period specified in Section 6(b) above, the Employee's employment is terminated by the Company as a result of the sale of all or substantially all of the assets or the outstanding stock of the Company and the Employee is not employed by Chesapeake Corporation or the purchaser or any of their affiliates, the Employee will be entitled to continue to receive his base salary on the normal payroll dates for the remainder of the two year period or for a period of twelve (12) months whichever is longer (his "Severance Period"). In addition, the Employee shall continue, during his Severance Period, to be eligible to participate in all life, medical, dental and retirement benefit plans or programs or arrangements in which he participates immediately prior to his date of termination on such terms as are then in effect, provided that his continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Employee's participation in any such plan or program is barred by its terms, the Company shall arrange to provide the Employee with benefits substantially similar to those which he is entitled to receive under such plans and programs. Further, if the Employee elects retirement from the Company after his Severance Period, the Employee's retirement benefits under the Chesapeake Corporation Retirement Plan for Salaried Employees (the "Qualified Plan") and the Chesapeake Corporation Executive Supplemental Retirement Plan (the "Supplemental Plan") will be enhanced by adding five (5) years to his age and service under both plans. The enhancement amount will be paid as an additional benefit under the Supplemental Plan and will be subject to the provisions of the Supplemental Plan.



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     IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed on its behalf and the Employee has duly executed this Amendment, all as of the date first written above.

                                   Chesapeake Forest Products
Company


                                        By: /s/ Jack C. King
                                              -------------------
-----------------------------
                                              Jack C. King

Chairman






























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